Exhibit 10.1

EXECUTIVE AGREEMENT

This Executive Agreement (“Agreement”) is entered into February 15, 2024 (the “Effective Date”) by and between UDR, Inc., a Maryland corporation (the “Company”) and Thomas W. Toomey (“Executive”).

WHEREAS, the Company desires to continue to employ the Executive as its Chief Executive Officer, and for Executive to continue providing services to the Company and its direct and indirect subsidiaries (collectively, the Company and its direct and indirect subsidiaries, the “Company Group”), on the terms and conditions, and for the consideration, hereinafter set forth, and the Executive is desirous of being so employed and providing such services to the Company Group, on such terms and conditions and for such consideration.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.TERM OF AGREEMENT; EMPLOYMENT BY THE COMPANY.
1.1Term of Agreement.  Subject to earlier termination pursuant to Section 5, the term of Executive’s employment pursuant to this Agreement (the “Term”) shall commence on the Effective Date and shall continue until the fifth (5th) anniversary of the Effective Date.
1.2Position.  Subject to the terms set forth herein, the Company agrees to employ Executive in the position of Chief Executive Officer (“CEO”), and Executive hereby accepts such employment.  Executive will report to the Company’s Board of Directors (the “Board”).  Executive will perform such duties as are normally associated with Executive’s position and as assigned by the Board from time to time.  While Executive serves as CEO, Executive shall also serve as a Director of the Board, for no additional consideration.  During the term of Executive’s employment with the Company, and excluding periods of vacation and sick leave to which Executive is entitled, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company Group and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere, in either case, in any material way with the rendition of such services to the Company Group, either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive from (a) serving as a director, trustee or officer or otherwise participating in not-for-profit charitable, philanthropic, educational, welfare, social, religious or civic organizations engaging in charitable and community activities; (b) participating in industry and trade organization activities; (c) managing personal and family investments and affairs; or (d) delivering lectures, fulfilling speaking engagements or teaching at educational institutions; provided, in each case, and in the aggregate, that such activities do not materially conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 8.  Executive owes the Company Group fiduciary duties (including (a) duties of loyalty and disclosure and (b) such fiduciary duties applicable to officers of the Company), and the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Executive owes the Company Group under statutory and common law.

1.3Location.  Executive shall perform Executive’s duties under this Agreement principally out of the Company’s Highland Ranch, Colorado office.  Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.
1.4Company Policies.  The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion, including but not limited to codes of ethics and conduct, insider trading policies, and clawback policies.
2.COMPENSATION.
2.1Base Salary.  During the Term, the Company shall pay to Executive a base salary of $900,000 per year (such annual base salary, as may be increased from time to time, the “Base Salary”) in consideration for Executive’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time. Executive’s Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Compensation Committee”) pursuant to its normal performance review policies for senior executives.  The Compensation Committee may, but shall not be required to, increase (but not decrease) Executive’s Base Salary at any time for any reason.
2.2Bonus. With respect to each calendar year during the Term, Executive shall be eligible to earn an annual bonus (the “Annual Bonus”).  Executive’s target opportunity for the Annual Bonus shall be equal to $2,100,000 (such target Annual Bonus opportunity, as it may be increased from time to time, the “Target Annual Bonus”), with the actual amount of Annual Bonus earned (which may be more or less than, including zero, the Target Annual Bonus opportunity) being based on the achievement of personal and Company performance goals, as established by the Compensation Committee each year in its sole discretion.  The Compensation Committee will determine in its sole discretion the extent to which the performance goals have been achieved.  The Annual Bonus, if earned, will be paid no later than February 28 of the year following the calendar year to which the Annual Bonus relates and shall be subject to applicable deductions and withholdings.  In order to be eligible to earn an Annual Bonus, except as provided otherwise in this Agreement, Executive must be employed by the Company through the date any Annual Bonus is paid.  Executive’s Target Annual Bonus shall be reviewed at least annually by the Compensation Committee pursuant to its normal performance review policies for senior executives.  The Compensation Committee may, but shall not be required to, increase (but not decrease) Executive’s Target Annual Bonus at any time for any reason.
2.3Long-Term Incentive Compensation.  Subject to Compensation Committee and/or Board approval, during the Term, Executive will be eligible to receive future long-term incentive awards commencing in 2024 as part of the Company’s annual grant process, with vesting and other terms as determined by the Compensation Committee consistent with those applicable to long-term incentive grants awarded to other executive officers of the Company.  Executive’s target opportunity for the long-term incentive compensation program shall be equal to $7,000,000 (such target long term incentive compensation program target, as it may be increased from time to time, the ”Target LTI”), with the actual amount of the Target LTI earned (which may be more or less than, including zero, the Target LTI) being based on achievement of personal or Company performance goals, as established by the Compensation Committee each year in its sole discretion.  The Compensation Committee will determine in its sole discretion the extent to which the performance goals have been achieved.  The Compensation Committee may, but shall not be required to, increase (but not decrease) Executive’s Target LTI at any time for any reason.
2.4Vacation and Standard Company Benefits.  Executive shall receive paid time-off in accordance with the Company’s policies for executive officers as such policies may exist from time to time. While employed by the Company, Executive shall be eligible to participate in the same benefit plans and programs in which other similarly situated Company Group employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time; provided, however, that Executive will not be eligible to participate in the Company’s severance plans or policies or otherwise receive severance payments or benefits other than pursuant to this Agreement. Subject to the prior sentence, all matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company Group reserves the right to change, alter, or terminate any benefit plan in its sole discretion.  Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
3.BUSINESS EXPENSES.  The Company shall reimburse Executive for Executive’s reasonable out-of-pocket business-related expenses actually incurred in the performance of Executive’s duties under this Agreement, subject to, and in accordance with, the Company’s expense reimbursement policies and, to the extent applicable, Section 21.  In no event shall any reimbursement be made to Executive for any expenses incurred after the date of Executive’s termination of employment with the Company, except to the extent such expense is reasonably incurred in connection with Executive’s continued service as a member of the Board.
4.NO CONFLICT WITH EXISTING OBLIGATIONS.  Executive hereby represents and warrants that Executive is not the subject of, or a party to, any employment agreement, non-competition, non-solicitation, restrictive covenant, non-disclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit Executive from executing this Agreement or fully performing each of Executive’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Executive hereunder.
5.TERMINATION OF EMPLOYMENT. The parties acknowledge that Executive’s employment relationship with the Company is at-will.  Either Executive or the Company may terminate the employment relationship at any time, with or without Cause.  The provisions in this Section 5 govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.
5.1Termination by the Company with Cause.
(a)The Company may terminate Executive’s employment with the Company at any time for Cause by the Board giving Executive written notice of such termination.  Executive’s employment with the Company shall immediately terminate after such written notice to Executive, unless the basis for such termination is an event described in Sections 5.1(b)(iii) or (iv), in which case (if capable of cure) the termination date will be ten (10) days after such written notice if the event is not cured or such later date specified by the Board in such written termination notice.  If Executive’s employment is terminated by the Company for Cause (as defined below), then Executive shall be: (i) paid any previously earned but unpaid Base Salary through the date of termination, if any, which shall be paid in conformity with the Company’s customary payroll practice, (ii) reimbursed for any business expenses incurred by but not yet paid to Executive, pursuant to Section 3 above, (iii) entitled to any vested benefits under any benefit plans and programs described in Section 2.4, above (except for equity), and (iv) paid or provided with any other amounts or benefits that are required to be paid or provided by applicable law, which shall be paid in the time period required by applicable law (the “Accrued Obligations”).  For clarity, if Executive’s employment is terminated by the Company for Cause, all of Executive’s unvested equity awards shall be immediately forfeited and canceled and Executive shall not receive the Severance Benefits, or any other severance compensation or benefit.

(b)For purposes of this Agreement, “Cause” means the occurrence of one of the following on the part of Executive:

(i)an act of fraud, embezzlement, theft, breach of fiduciary duty, dishonesty, or any other misconduct that materially interferes with or materially prejudices the proper conduct of the business of the Company;
(ii)conviction of, or a plea of nolo contendere to, a misdemeanor involving an act of moral turpitude or a felony, provided that the Board retains the right to place Executive on a paid leave of absence during the pendency of any related proceeding;
(iii)Executive’s breach of any non-competition, non-solicitation, non-disparagement or other restrictive covenants to which Executive is subject relating to any member of the Company Group (or a successor) which materially interferes with or materially prejudices the proper conduct of the business of the Company; or
(iv)Executive’s material breach of any written or published employment policy of any member of the Company Group (or a successor) which materially interferes with or materially prejudices the proper conduct of the business of the Company.

In each case of Sections 5.1(b)(iii) or (iv), to the extent such event is capable of cure, Executive shall have ten (10) days from the delivery of written notice by the Board within which to cure any acts constituting Cause under Sections 5.1(b)(iii) or (iv); provided however, that, if the Board reasonably expects irreparable injury from a delay of ten (10) days, the Board may in its sole discretion give Executive notice of such shorter period within which to cure as is reasonable under the circumstances.  The Board may also place Executive on paid leave for up to thirty (30) days while it is determining whether there is a basis to terminate Executive’s employment for Cause.  Any such action by the Board will not constitute Good Reason (as defined in Section 5.4(c)).

5.2Resignation by Executive. Executive shall have the right to terminate employment with the Company at any time and for any reason, or no reason at all, upon providing thirty (30)

days’ advance written notice to the Company; provided, however, that if Executive has provided notice to the Company of Executive’s resignation of employment, the Board may determine, in its sole discretion, that such resignation shall be effective on any date prior to the effective date of resignation provided in such notice (and, if such earlier date is so required by the  Board, then such earlier date shall not change the nature of Executive’s resignation of employment nor be construed or interpreted as a termination of employment without Cause pursuant to Section 5.4). If Executive resigns Executive’s employment with the Company as described in this Section 5.2, Executive shall receive any Accrued Obligations, but Executive shall not receive the Severance Benefits, or any other severance compensation or benefit.
5.3Termination by Virtue of Death or Disability of Executive.
(a)In the event of Executive’s death during the Term, Executive or his legal representatives are entitled to a pro rata bonus for the year of termination based on Executive’s then current Target Annual Bonus and, pursuant to the Company’s long-term incentive plan, unvested performance-based LTIP and other equity-based awards will vest at the greater of the target award or actual performance, if measurable, through the date of termination. In addition, all obligations of the parties hereunder shall terminate immediately, and Executive’s legal representatives shall receive any Accrued Obligations.
(b)The Company shall at all times have the right, upon written notice to Executive from the Board, to terminate Executive’s employment due to Executive’s Disability (as defined below).  Upon written notice to Executive of termination due to Disability (or on such later date as is specified in the notice of termination), Executive’s employment with the Company shall automatically (and without any further action by any person or entity) terminate.  For purposes of this Agreement, termination by the Company of Executive’s employment based on a “Disability” means illness or other physical or mental condition of Executive that renders Executive incapable of performing his customary and usual duties for the Company Group, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in the judgment of the Board, is permanent and continuous in nature.  The Board may require such medical or other evidence as it deems necessary to judge the nature and permanency of Executive’s condition.  The determination of whether Executive has incurred a Disability shall be interpreted and applied, to the extent applicable, consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.  If Executive’s employment is terminated based on Executive’s Disability, Executive shall receive a pro rata bonus for the year of the termination based on Executive’s then current Target Annual Bonus and, pursuant to the Company’s long-term incentive plan, unvested performance-based LTIP and other equity-based awards will vest at the greater of the target aware or actual performance, if measurable, through the date of termination. In addition, Executive shall receive any Accrued Obligations.
5.4Termination by the Company without Cause or for Good Reason.
(a)The Board may terminate Executive’s employment with the Company immediately without Cause by providing Executive written notice of such termination.  Executive may terminate employment for Good Reason (as defined in Section 5.4(c)) at any time by providing written notice the Company of such termination.  If Executive’s employment is terminated by the Company without Cause (other than on account of Executive’s death or Disability) or by Executive for Good Reason, Executive shall be paid the Accrued Obligations and, subject to Executive’s timely and complete compliance with all requirements in Section 5.4(b), Executive shall also be eligible to receive the following severance benefits in Sections 5.4(a)(i)-(v) (the “Severance Benefits”):
(i)The Company will pay Executive an amount equal to three times (3x) the sum of Executive’s then-current Base Salary and then-current Target Annual Bonus, payable to Executive within 10 days following the Release Effective Date (as defined in Section 5.4(b)).
(ii)The Company will pay Executive the prior year’s Annual Bonus if the termination occurs after such calendar year but prior to payment of any Annual Bonus relating to such prior calendar year, provided such Annual Bonus would have otherwise been payable to Executive had Executive remained employed by the Company, which will be paid to Executive less applicable deductions and withholdings when such prior year Annual Bonuses are otherwise paid.
(iii)The Company will pay Executive a pro-rata amount of the Annual Bonus relating to the year of termination that Executive would have received had Executive remained employed through the date such Annual Bonus is paid, which payment shall be equal to (i) the Annual Bonus, if any, that Executive would have earned for the calendar year in which Executive’s termination occurs based on achievement of the applicable performance goals for the Annual Bonus; and (ii) a fraction, the numerator of which is the number of days Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”).  The Pro-Rata Bonus shall be subject to standard payroll deductions and withholdings and will be paid when annual bonuses are otherwise paid for that calendar year.
(iv)Until Executive reaches the age of 75 (the “Benefit Continuation Period”), the Company will provide (or cause to be provided) continued participation by Executive and his or her eligible dependents in the health, dental and vision benefit plans in which Executive participated immediately prior to the termination on the same basis (and cost, provided Executive shall continue to pay his portion of applicable premiums) as Executive and his eligible dependents were participating immediately prior to the termination if possible under the terms of such benefit plans; provided, that if the provision of such continued benefits is not possible under the terms of such benefit plans or if the Company determines that the provision of such continued benefits would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986 (the “Code”), or otherwise result in adverse tax consequences or violate applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then, in lieu of providing the coverage described above, the Company will instead pay fully taxable cash payments in substantially equal installments for the remaining Benefit Continuation Period in accordance with the Company’s normal payroll schedule in an amount equal to the product of (A) the applicable premium for such health, dental and/or vision benefit (less any amount Executive would have paid as an active employee for such coverage) and (B) the number of months in the Benefit

Continuation Period. The foregoing benefits shall be provided concurrently with any health care benefit required under COBRA.
(v)Notwithstanding anything to the contrary in any LTIP or other equity-based award agreements, Executive’s (a) unvested time-based LTIP and other equity-based awards will vest in full as of the Release Effective Date (and shall remain outstanding from the date the termination through the Release Effective Date), and (b) unvested performance-based LTIP and other equity-based awards will vest at the greater of the target award or actual performance, if measurable, through the date of termination.
(b)Notwithstanding anything to the contrary, Executive shall only be entitled to receive the Severance Benefits pursuant to Section 5.4(a) of this Agreement if: (i) by the 60th day following the date of Executive’s termination of employment from the Company, Executive has signed and delivered to the Company a release agreement substantially in the form of Exhibit A attached hereto to the Company (the “Release”), which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); and (ii) if Executive holds any other positions with the Company or any affiliate, including a position on the Board, Executive resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board); (iii) Executive returns all Company property; (iv) Executive complies with Executive’s post-termination obligations under this Agreement; and (v) Executive complies with the terms of the Release.
(c)For purposes of this Section 5.4, “Good Reason” means a termination of employment by Executive within sixty (60) days following the occurrence of any of the following after the Effective Date: (i) a material diminution in, or material adverse alteration to, Executive’s title, base salary or other compensation, position, or duties and responsibilities, (ii) the relocation of Executive’s principal office outside the area within a thirty (30) mile radius from Executive’s principle place of business or from such other location as may be mutually agreed by Executive and the Company (excluding such relocation relating to a work-from-home or similar mandate), or (iii) any other action or inaction that constitutes a material breach by the Company of the Agreement, provided that the events described in clauses (i) and (ii) above shall not constitute Good Reason (x) until Executive provides written notice to the Company of the existence of such material diminution, material alteration, or relocation, as the case may be, within thirty (30) days of its occurrence and (y) unless such material diminution, material alteration, or relocation, as the case may be, has not been cured within thirty (30) days after written notice of such noncompliance has been given by Executive to the Company.
5.5Deemed Resignations.  Except as otherwise determined by the Board or as otherwise agreed to in writing by Executive and any authorized member of the Company Group prior to the termination of Executive’s employment with the Company or any member of the Company Group, any termination of Executive’s employment shall constitute, as applicable, an automatic resignation of Executive: (a) as an officer of the Company and each member of the Company Group; and (b) other than the Board, from the Board of Directors or Board of Managers (or similar governing body) of any member of the Company Group and of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which Board of Directors or Board of Managers

(or similar governing body) Executive serves as such Company Group member’s designee or other representative.
6.DISCLOSURES.  Promptly (and in any event, within three (3) Business Days) upon becoming aware of: (a) any actual or potential Conflict of Interest; or (b) any lawsuit, claim or arbitration filed against or involving Executive or any trust or entity owned or controlled by Executive, in each case, Executive shall disclose such actual or potential Conflict of Interest or such lawsuit, claim or arbitration to the Board.  A “Conflict of Interest” shall exist when Executive engages in, or plans to engage in, any activities, associations, or interests that Executive reasonably believes will conflict with Executive’s duties, responsibilities, authorities, or obligations for and to Company Group as required in accordance with the terms of this Agreement. As used herein, the term “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Denver, Colorado, are authorized or required by law to be closed.
7.CONFIDENTIALITY.  In the course of Executive’s employment with the Company and the performance of Executive’s duties on behalf of the Company Group hereunder, Executive will be provided with, and will have access to Confidential Information (as defined below) of the Company and other members of the Company Group.  In consideration of Executive’s receipt and access to such Confidential Information and in exchange for other valuable consideration provided hereunder, and as a condition of Executive’s employment, Executive shall comply with this Section 7.
7.1Subject to Section 7.2, both while employed by the Company and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information obtained in connection with Executive’s employment pursuant to this Agreement or affiliation with the Company Group as a Board member except for the benefit of the Company or the Company Group.  Executive shall follow all Company and Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored).  The covenants of this Section 7.1 shall apply to all Confidential Information, whether now known or later to become known to Executive during the period that Executive is employed by the Company or any other member of the Company Group.
7.2Notwithstanding any provision of Section 7.1 to the contrary, while employed by the Company, Executive may make the following disclosures and uses of Confidential Information:
(a)disclosures to other employees of the Company Group who have a need to know the information in connection with the businesses of the Company Group;
(b)disclosures to customers, suppliers, lenders, partners, consultants and any other persons when, in the reasonable and good faith belief of Executive, such disclosure is in connection with Executive’s performance of Executive’s duties under this Agreement;
(c)disclosures and uses that are approved in writing by the Board; or

(d)disclosures to a person or entity that has been retained by a member of the Company Group to provide services to one or more members of the Company Group.

In addition, the Executive’s conscious awareness of any Confidential Information (as opposed to the physical possession of documentary Confidential Information) or the use of such information in connection with the Executive’s involvement with any project or activity that is not prohibited by this Agreement shall not constitute a breach of Section 7.1 in any manner whatsoever, unless Executive’s use of such Confidential Information has an objective detrimental impact on the business of either the Company or any member of the Company Group.

7.3Following the termination of Executive’s employment with the Company or at any time upon request of the Company or the Board, Executive shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Executive’s possession, custody or control and Executive shall not retain any such documents or other materials or property of the Company Group following the termination of Executive’s employment with the Company or upon such request; provided that Executive may retain such portions of any personal notes (including emails), notebooks, and diaries that do not contain any Confidential Information.  For avoidance of doubt, Executive’s eligibility to receive the Severance Benefits is expressly contingent on Executive’s compliance with all of Executive’s obligations under Sections 7.1, 7.2, and 7.3.
7.4For purposes of this Agreement, “Confidential Information” means all non-public information and materials of or pertaining to the Company and any member of the Company Group in any form or medium, including (without limitation) all notes, analyses, compilations, copies, documents, recordings, summaries, reproductions, copies, translations, electronic copies or versions (in any medium including video, email, audio, video, MP3, or voicemail), regardless of where the same may have been stored (including on any personal devices of Executive and information and materials generated by Executive or third parties, received by a member of the Company Group from third parties).  By way of example, “Confidential Information” includes any and all of the following types of information: as to any Company Group member’s business practices, operations, prospects, and  agreements, or legal information and advice; protected by any and all non-disclosure agreements signed by Executive during employment; concerning claims against or by any member of the Company Group; acquired by Executive in Executive’s capacity as an employee of any member of the Company Group; education or training programs and materials developed by the Company Group or acquired from a third party; contained in a Company Group member’s financial records; concerning prospects, events, information technology techniques and arrangements, processes and procedures for creating IT related resources, contemplated products and services and agreement terms; concerning past acquisitions (closed or not closed) and acquisitions being planned or considered, concerning data and issues related to public filings, and/or concerning other business, marketing, sales, strategic and operational data of the Company Group.  Confidential Information includes all other Company Group information and materials which are of a propriety or confidential nature, even if they are not marked as such.  Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement.  For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available or is readily ascertainable to the public other than as a result of a disclosure or wrongful act of Executive or any of Executive’s agents; (ii) arises from Executive’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, (iii) was available to Executive on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Executive on a non-confidential basis from a source other than a member of the Company Group; provided, however, that, to the knowledge of Executive, such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.
7.5Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from lawfully: (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to Executive from any such governmental authority; (c) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law; or (e) discussing or disclosing information about unlawful acts in the workplace, such as sexual harassment or sexual abuse, or any other conduct that Executive has reason to believe is unlawful.  Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made to the individual’s attorney in relation to a law suit for retaliation against the individual for reporting a suspected violation of law or (C) is made in a complaint or other document filed in a law suit or proceeding, if such filing is made under seal.  Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.
8.NON-COMPETITION; NON-SOLICITATION.
8.1The Company and other members of the Company Group shall provide Executive access to trade secrets, as defined in C.R.S. § 7-74, et seq., while employed by the Company, and Executive acknowledges and agrees that the Company and other members of the Company Group will be entrusting Executive, based on Executive’s unique and special capacity as a senior executive and board member, with: (a) trade secrets, proprietary rights and Confidential Information concerning the Company and other members of the Company Group and (b) access to relationships and building goodwill with clients, employees, vendors, consultants, or other business counterparts of the Company and other members of the Company Group. In consideration of the Company and other members of the Company Group providing Executive with access to such information and contacts and as an express incentive for the Company to enter into this Agreement and employ Executive, Executive has voluntarily agreed to the covenants set forth in this Section 8. Executive agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, will not cause Executive undue hardship or affect Executive’s ability to earn a livelihood, and are material and substantial parts of this Agreement intended and necessary to protect the trade secrets and legitimate business interests of the Company and other members of the Company Group. Executive agrees and acknowledges that at the time Executive first received this Agreement, Executive was provided with the notice entitled “Colorado Notice of Non-Compete,” which Executive acknowledges fully complies with the requirements of Colorado law, including C.R.S. § 8-2-113, et seq.
8.2During the Prohibited Period (as defined below), Executive shall not, without the prior written approval of the Board, directly or indirectly, for Executive or on behalf of or in conjunction with any other person or entity of any nature:
(a)Provide any services or engage in any activity that competes against the Company or any member of the Company Group in the Business in the Market Area; provided that this Section 8.2(a) will only restrict Executive from providing services or engaging in activities  that are the same as or similar to the duties or responsibilities that Executive had on behalf of the Company or any member of the Company Group or that require Executive to use or disclose the Company Group’s trade secrets;
(b)appropriate any Business Opportunity located in the Market Area where such Business Opportunity relates to the Company or any member of the Company Group; or
(c)solicit, encourage, entice or induce any officer, director, employee or consultant of the Company Group to terminate his, her or its employment or engagement with the Company or any member of the Company Group.

Notwithstanding the foregoing, nothing in this Section 8 shall restrict Executive from engaging or participating in any activity permitted pursuant to Section 1.2.  Further, nothing in this Section 8 shall restrict Executive from investing in real estate or from serving on the board of directors, or similar body, of any entity other than any entity that is included in the Company’s multifamily peer group for compensation purposes on the date of termination of the Executive’s employment with the Company.

8.3Because of the difficulty of measuring economic losses to the Company and other members of the Company Group as a result of a breach or threatened breach of the covenants set forth in this Section 8, and because of the immediate and irreparable damage that would be caused to the Company and other members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by preliminary and permanent injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security.  The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.
8.4The covenants in this Section 8, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof).  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such court deems reasonable, and this Agreement shall thereby be reformed.
8.5The following terms shall have the following meanings:
(a)“Business” means the business, operations, products, or services that are the same or substantially similar to those performed by the Company and any other member of the Company Group while employed by the Company or that are the same or substantially similar to the business, operations, products, or services which the Company or any member of the Company Group had active plans to provide while employed by the Company; provided that “Business” shall not include any Company Group member: (i) for which Executive did not perform services while employed by the Company; or (ii) Executive did not obtain trade secrets about such Company Group member.  The parties agree that as of the Effective Date, the Company Group’s business and operations include directly or through subsidiaries or joint ventures acquiring, disposing of, owning, operating (including innovations in operating), and financing multifamily real estate assets or interest therein.
(b)“Business Opportunity” means any commercial, investment or other business opportunity of the Company or any member of the Company relating to the Business that Executive learned about while employed by the Company due to Executive’s employment with the Company or Executive’s services to any member of the Company Group.
(c)“Market Area” means any of the following locations: (i) during Executive’s employment or engagement with the Company, every state, city, county, territory or other locale in which the Company operates or has taken substantial preparatory steps to enter, and (ii) after the termination of Executive’s employment or engagement with the Company, any of the following locations: (A) the fifty (50) mile radius around any Company business location at which Executive has worked on a regular or occasional basis during Executive’s employment with the Company; or (B) within fifty 50) miles of any location at which: (x) the Company or any member of the Company Group conducted Business during Executive’s last twelve (12) months of employment with the Company; and (y) where Executive conducted business on behalf of the Company or any member of the Company Group or had responsibility or supervision for conducting business on behalf of the Company or any member of the Company Group during the last twelve (12) months prior to Executive’s termination of employment with the Company.
(d)“Prohibited Period” means the period during which Executive is employed by the Company and continuing for a period of twelve (12) months following the date that Executive is no longer employed by the Company, regardless of whether Executive’s employment with the Company was voluntarily or involuntarily terminated.

9.NONDISPARAGEMENT.  Subject to Section 7.5 above, Executive agrees that from and after the Effective Date, Executive will not, directly or indirectly, make, publish, or communicate any disparaging or defamatory comments regarding the Company or any of its current or former directors, officers, or executives. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).  Further, nothing in this Section 9 prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as sexual harassment or sexual abuse, or any other conduct that Executive has reason to believe is unlawful.
10.OWNERSHIP OF INTELLECTUAL PROPERTY.  Executive agrees that the Company shall own, and Executive shall (and hereby does) assign, all right, title and interest (including patent rights, copyrights, trade secret rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Executive during the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Executive shall promptly disclose all Company Intellectual Property to the Company.  All of Executive’s works of authorship and associated copyrights created during the period in which Executive is employed by or affiliated with the Company or any other member of the Company Group and in the scope of Executive’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act.  Executive shall perform, during and after the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, all reasonable acts deemed necessary by the Company to assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property.  Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.
11.DEFENSE OF CLAIMS; COOPERATION WITH COMPANY AFTER TERMINATION OF EMPLOYMENT; INDEMNIFICATION.  While employed by the Company and thereafter, upon request from the Company, Executive shall cooperate with the Company and any member of the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Executive’s actual or prior areas of responsibility to the Company Group.  Following termination of Executive’s employment for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company.  The Company shall indemnify you and hold you harmless pursuant to the bylaws of the Company and the separate indemnification agreement between you and the Company, and will cause you to be an insured party under its directors and officers insurance policy in place from time to time.
12.WITHHOLDINGS; DEDUCTIONS.  The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to by Executive.
13.TITLE AND HEADINGS; CONSTRUCTION.  Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof.  Any and all exhibits or attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes.  Unless the context requires otherwise, all references to laws, regulations, contracts, agreements and instruments refer to such laws, regulations, contracts, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation.  All references to “dollars” or “$” in this Agreement refer to United States dollars.  The words “herein,” “hereof,” “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all exhibits and attachments attached hereto, and not to any particular provision hereof.  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.  All references to “including” shall be construed as meaning “including without limitation.”  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
14.GOVERNING LAW; VENUE. This Agreement will be governed by and construed according to the internal laws of the State of Colorado without regards to the conflicts of law provisions.  With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 15 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Denver, Colorado.
15.ARBITRATION; WAIVER OF RIGHT TO A JURY TRIAL AND CLASS ACTION.
15.1Except for (a) claims or actions as described in Section 15.2, (b) any actions relating to Executive’s claims of sexual harassment or sexual assault (unless Executive agrees with the Company to arbitrate those claims), or (c) any actions related to claims that, as a matter of applicable law, the parties cannot agree to arbitrate, any dispute, controversy or claim between Executive and Company or any other member of the Company Group arising out of or relating to this Agreement or Executive’s employment with the Company or engagement with or services to any member of the Company Group (“Disputes”) will be finally settled by confidential arbitration in accordance with then-existing Judicial Arbitration and Mediation Services, Inc. (“JAMS”)

Employment Arbitration Rules and subject to the Federal Arbitration Act.  The arbitration shall be conducted in Denver, Colorado unless otherwise agreed to in writing by the parties.  The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 15 shall be private, shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the JAMS and shall be conducted in accordance with the Federal Arbitration Act.  The Arbitrator shall expeditiously hear and decide all matters concerning the Dispute.  Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the Dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator). All Disputes shall be arbitrated on an individual basis, and unless otherwise prohibited by applicable law, each party hereto hereby foregoes and waives any right to arbitrate any Dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding.  The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction, subject to the forum selection requirements in Section 14. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, except as provided under this Section 15, each party will pay all of its own costs and expenses, including its own legal fees and expenses, and the arbitration costs will be shared equally by the Company and Executive, unless the arbitrator determines otherwise.
15.2Notwithstanding Section 15.1, either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Sections 4, 7 through 11; provided, however, that the remainder of any such Dispute (beyond seeking and obtaining emergency, temporary, or permanent injunctive relief) shall be subject to arbitration under this Section 15.1.
15.3By entering into this Agreement and entering into the arbitration provisions of this Section 15, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR CONSTITUTIONAL RIGHTS TO A JURY TRIAL, AND ARE GIVING UP THEIR NORMAL RIGHTS OF APPEAL FOLLOWING THE ISSUANCE OF THE ARBITRATOR'S AWARD EXCEPT AS APPLICABLE LAW PROVIDES FOR JUDICIAL REVIEW OF ARBITRATION PROCEEDING.
15.4Nothing in this Section 15 shall prohibit a party to this Agreement from: instituting legal action in a state or federal court in accordance with Section 14 to enforce any arbitration award. Further, nothing in this Section 15 precludes Executive from filing a charge or complaint with a federal, state or other governmental administrative agency.
16.ENTIRE AGREEMENT AND AMENDMENT.  This Agreement together with the Option Agreement contains the entire agreement of the parties with respect to the matters covered herein and, supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. This Agreement may be amended only by a written instrument executed by both Executive and an authorized officer of the Company (as approved by the Board in writing).  The parties may enter into other award agreements governing Executive’s equity and Executive’s obligations to the Company Group or restrictive covenants to the Company Group.  Any such separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.
17.WAIVER OF BREACH.  Any waiver of this Agreement must be executed by the party to be bound by such waiver.  No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time.  The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.
18.ASSIGNMENT.  This Agreement is personal to Executive, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Executive, except for payments or benefits to Executive’s estate upon Executive death.  The Company may assign this Agreement without Executive’s consent, including to any member of the Company Group and to any successor to or acquirer of (whether by merger, purchase or otherwise) all or substantially all of the equity, assets or businesses of the Company.
19.NOTICES. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received: (a) when delivered in person; (b) when sent by electronic mail, telex or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) on the first Business Day after such notice is sent by express overnight courier service; or (d) on the second Business Day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to the Company, addressed to:

UDR, Inc.

1745 Shea Center Drive Suite 200

Highlands Ranch, CO 80129

Attn: Corporate Secretary

UDR, Inc.

1745 Shea Center Drive, Suite 200

Highlands Ranch, CO 80129

Attn:  General Counsel

If to Executive, at Executive’s last known address on file with the Company.

20.COUNTERPARTS.  This Agreement may be executed in any number of counterparts, including by electronic mail, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.
21.SECTION 409A.
21.1Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement that constitute “nonqualified deferred compensation” within the meaning of Section 409A and are payable upon a termination of Executive’s employment, or for which a termination of Executive’s employment is intended to be treated as a “substantial risk of forfeiture” for purposes of Section 409A, shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.
21.2To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Executive’s taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.
21.3Notwithstanding any provision in this Agreement to the contrary, (a) if any payments hereunder could occur in one of two calendar years as a result of being dependent upon the Release becoming non-revocable, then, to the extent required to avoid penalties under Section 409A, such payments shall commence or be made on the first regularly scheduled payroll date of the Company, following the date the Release becomes non-revocable, that occurs in the second of such two calendar years and (b) if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (a) the date of Executive’s death or (b)the date that is six (6) months after the date of Executive’s separation from service (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

22.SECTION 280G. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. The Company shall, prior to the effective date of the change in control, appoint an accounting firm or firm specializing in Section 280G of the Code to perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. Any good faith, reasonable determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company (and successors) and Executive. Any reduction in payments and/or benefits pursuant to this Section 22 will occur in the following order: (1) reduction of cash payments the full amount of which are treated as parachute payments; (2) reduction in payments due in respect of equity awards the full amount of which are treated as parachute payments; (3) reduction of cash payments less than the full amount of which are treated as parachute payments, with the highest values reduced first; (4) reduction in payments due in respect of equity awards less than the full amount of which are treated as parachute payments, with the highest values reduced first; and (5) reduction of other benefits payable to Executive, with the highest values reduced first. Nothing in this Section 22 shall require the Company or any of its affiliates to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.
23.CLAWBACK.  To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise provided in any recoupment, clawback or similar policy that is adopted or amended by the Company, amounts paid or payable pursuant to this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable pursuant to this Agreement.  Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without the consent of Executive, to adopt or amend any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.
24.EFFECT OF TERMINATION.  This Agreement shall become effective on the Effective Date and will remain in effect until the earlier of the date Executive’s employment terminates or the date the Agreement is terminated by written agreement of the parties; provided, that the provisions of Sections 5 (if Executive’s employment terminates prior to the parties’ termination of the Agreement), and 6 through 27 of this Agreement and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of Executive’s employment with the Company.
25.THIRD-PARTY BENEFICIARIES.  Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Executive’s obligations under

Sections 6, 7, 8, 10 and 11 of this Agreement and shall be entitled to enforce such obligations as if a party hereto; provided that, there will be no other third-party beneficiaries to this Agreement.
26.SEVERABILITY.  Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.  The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.
27.Acknowledgement of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS BEEN REPRESENTED BY AN ATTORNEY OF EXECUTIVE’S CHOICE IN NEGOTIATING AND ENTERING INTO THIS AGREEMENT.

[Remainder of Page Intentionally Blank;
Signature Page Follows]

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement effective of the date first above written.

EXECUTIVE

/s/ Thomas W. Toomey

Thomas W. Toomey

Date:	February 15, 2024

COMPANY

UDR, Inc., a Maryland corporation

By:	/s/ Robert A. McNamara

Name: Robert A. McNamara
Title:Chairman, Compensation and Management Development Committee

Date: February 15, 2024

EXHIBIT A

Form of Release Agreement

RELEASE AGREEMENT

This Release Agreement ("Agreement") is made as of  ___________, 20__, between UDR, Inc., a Maryland corporation, having a principal place of business at 1745 Shea Center Drive, Suite 200, Highlands Ranch, CO 80129 (the "Company"), and Thomas W. Toomey, with an address of ________________________ ("Executive").

In consideration of the Company’s agreement to pay Executive severance pay as referenced in that certain Executive Agreement dated as of ________, 2024 the Company and Executive agree as follows:

1.General Release of Claim and Covenant Not to Sue.

(a)In consideration of the benefits provided to Executive under this Agreement, Executive knowingly and voluntarily releases and forever discharges the Company, its parents, subsidiaries, divisions and its affiliates, as well as their respective officers, directors, employees, stockholders, agents, attorneys, insurers, representatives, assigns and successors, past and present, and each of them (hereinafter together and collectively referred to as the "Released Parties") of, with respect to and from any and all demands, actions, causes of action, suits, damages, losses, expenses and claims of any kind, known and unknown, suspected or unsuspected, against the Released Parties, which Executive, Executive’s heirs, executors, administrators, successors, and assigns (together and collectively with Executive "Executive") have or may have through the Release Effective Date (defined in Section 2 below), including, but not limited to, any alleged violation of:

The National Labor Relations Act, as amended;

Title VII of the Civil Rights Act of 1964, as amended;

Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

The Employee Retirement Income Security Act of 1974, as amended;

The Immigration Reform Control Act, as amended;

The Americans with Disability Act of 1990, as amended;

The Age Discrimination in Employment Act of 1967, as amended, except for those claims that cannot be released as a matter of law;

The Fair Labor Standards Act, as amended;

The Occupational Safety and Health Act, as amended;

The Equal Pay Act;

The Family and Medical Leave Act of 1993;

all Colorado laws concerning the workplace; and/or

any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; based upon any covenant of good faith and fair dealing, implied or express contract, wrongful discharge, promissory estoppel, equitable estoppel, employee benefit, violation of public policy, negligent or intentional infliction of emotional distress, defamation, false light, compelled self-publication, fraud, misrepresentation, invasion of privacy, assault, battery, tortious interference with a contract, tortious interference with a business relationship or economic interest, negligent retention, negligent hiring, negligent supervision, negligence, negligent misrepresentation, gross negligence, loss of consortium, equity or any intentional or other tort; and/or

(i)Arising out of or related to the Released Parties' personnel practices, policies, or procedures; and

(ii)Arising out of or related to Executive’s employment or the initiation, existence or cessation of Executive’s employment with the Released Parties, including any claims for salary, wages, severance pay, vacation pay, sick pay, bonuses, and any other compensation or benefit of any nature; and

(iii)Arising out of or related to any statements or representations to or about Executive; and

(iv)Arising out of or related to any other wrong, injury or loss allegedly suffered by Executive; and

(v)Any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters (collectively the "Released Claims").

To the maximum extent allowed by law, Executive waives the right to sue or initiate against the Released Parties any action or proceeding, or participate in the same, individually or as a member of a class, under any contract (express or implied), or any federal, state or local law, statute or regulation pertaining in any manner to the Released Claims.

This is intended to be a general release of all claims, so, to the extent Executive still possesses any viable claims or causes of action against the Released Parties, to the maximum extent allowed by law, Executive hereby assigns to the Company all such claims.

(b)The release set forth in Section 1(a) above does not waive claims (i) for unemployment or workers’ compensation, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Executive signs this Agreement, (iii) that may arise after the Release Effective Date or (iv) that cannot be released by private agreement.  The release set forth in Section 1(a) does not bar Executive from (i) filing suit to challenge a release of age discrimination claims pursuant to the Older Workers Benefit Protection Act, or (ii) filing a charge with an administrative agency provided that Executive cannot recover any economic or injunctive relief from the Company for herself as a result of such charge.  Executive understands that if this Agreement had not been signed, Executive would have the right to voluntarily assist other individuals or entities in bringing claims against the Company.  To the maximum extent allowed by applicable law, Executive waives the right to voluntarily assist other individuals or entities in bringing claims against the Company and, unless Executive’s assistance is specifically sought by a governmental entity or compelled by applicable law or valid court order in which case Executive shall notify the Company, Executive agrees not to aid or assist others in their pursuit of claims against the Company.
(c)Except for the obligations created by this Agreement, the Company hereby covenants not to sue and releases and forever discharges Executive from any and all claims, known and unknown, which the Company has or may have against Executive, including all claims arising from Executive’s position as Chairman and Chief Executive Officer or as an employee of the Company or its subsidiaries or affiliates and the termination of that relationship (and specifically including any and all claims related to prior promises or contracts of employment), as of the date of this Agreement; provided, however, the Company does not release Executive with respect to claims arising out of or relating to fraud, gross negligence or willful misconduct.

2.ADEA RELEASE.  The Company advises Executive to consult with an attorney prior to signing this Agreement.  Executive understands that he has twenty-one (21) days to consider whether to sign this Agreement (the “Consideration Period”).  Executive must return this signed Agreement to the Company within the Consideration Period.  If Executive signs and returns this Agreement before the end of the Consideration Period, it is because he has freely chosen to do so after carefully considering its terms. As discussed above, you are releasing the Company from, among other things, any claim you might currently have against the Company and related parties that may have arisen under the Age Discrimination in Employment Act (“ADEA”) as amended by the Older Worker’s Benefit Protection Act of 1990 (“OWBPA”), but this Agreement does not cover any rights or claims that may arise under the ADEA as amended by the OWBPA after the date of execution of this Agreement Executive further understands that he has seven (7) days following execution of this Agreement to validly revoke this Agreement.  Such right of revocation constitutes a unilateral right afforded to Executive and the Company shall have no such right of revocation.  Any revocation within this period must be submitted, in writing, to UDR, Inc., c/o Corporate Secretary and c/o Legal Department, 1745 Shea Center Drive, Suite 200, Highlands Ranch, CO 80129, by certified mail, return receipt requested, post-marked within seven (7) days of execution of this Agreement and state, "I hereby revoke my acceptance of the Agreement."  This Agreement shall not become effective or enforceable until the revocation period has expired without revocation (the “Release Effective Date”).  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Colorado, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday in Colorado.  If it is not validly revoked, this Agreement will become irrevocable and enforceable on the eighth day after Executive signs this Agreement.   Executive agrees with the Company that changes

to this Agreement, whether material or immaterial, do not restart the running of the Consideration Period.

3.No Claims Exist.  You confirm that no claim, charge, complaint, or action exists pertaining in any manner to the Released Claims in any forum or form.  You further represent that you have not assigned or transferred to any third party any of the Released Claims.  In the event that any such claim, charge, complaint or action is filed, you shall not be entitled to recover any relief or recovery therefrom, including costs and attorney's fees and you will indemnify the Released Parties for all costs, including attorneys’ fees, incurred in connection with the defense of any such claims.  The Company further confirms that it has not assigned or transferred to any third party any of the claims being released against you.  In the event that any such claim, charge, complaint or action is filed, the Company shall not be entitled to recover any relief or recovery therefrom, including costs and attorney's fees.

4.Non-Admission.  This Agreement shall not be construed as an admission by the Company of any liability or acts of wrongdoing or unlawful discrimination, nor shall it be considered to be evidence of such liability, wrongdoing or unlawful discrimination.

5.Protected Rights.  Executive understands that nothing in this Agreement is intended to or does limit Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safe and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  Executive further understand that this Agreement does not limit Executive’s ability to communicate with Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information.  This Agreement does not limit Executive’s right to receive an award from any Government Agency for information provided to a Government Agency.

6.Entire Agreement.  This Agreement contains the entire agreement between Executive and the Company and is the complete, final and exclusive embodiment of the agreement with regard to the subject matter.  It is entered into without reliance on any promise or representation other than those expressly contained herein, and it may not be modified except in writing signed by Executive and an officer of the Company.

7.Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado, as applied to contracts made and performed entirely within the State of Colorado.

8.Counterparts.  This Agreement may be executed by the parties in separate counterparts.  All such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has signed or caused this Agreement to be signed by its duly authorized officer, as applicable, as of the date set forth in the introductory paragraph hereof.

UDR, INC.

By:

Name: ______________________________

Title: ______________________________

EXECUTIVE

Thomas W. Toomey